PROSPECTUS	Filed Pursuant to Rule 424(b)(3) Registration No. 333-233568

1,632,479 Shares

Common Stock

This prospectus relates to the resale by the selling security holders identified in this prospectus of up to 1,632,479 shares of our common stock that are issuable upon the exercise of outstanding warrants to purchase our common stock.

We will receive none of the proceeds from the sale of the shares by the selling stockholders. We will receive proceeds upon the exercise of outstanding warrants for shares of common stock covered by this prospectus if the warrants are exercised for cash. We will bear all expenses of registration incurred in connection with this offering, but all selling and other expenses incurred by the selling stockholders will be borne by them.

Our common stock is listed on the Nasdaq Capital Market under the symbol “TROV.” On September 9, 2019, the last reported sale price per share of our common stock on the Nasdaq Capital Market was $1.86.

There is no established trading market for the warrants, and we do not expect an active trading market to develop. We do not intend to list the warrants on any securities exchange or other trading market. Without an active trading market, the liquidity of the warrants will be limited.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 9 of this prospectus, and under similar headings in any amendments or supplements to this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 10, 2019

You may rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any circumstances in which such offer or solicitation is unlawful. The information contained in this prospectus is accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or of any sale of shares of our securities. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain, in addition to historical information, certain forward-looking statements. within the meaning of Section 27A of the Securities Act or 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended, that include information relating to future events, future financial performance, strategies, expectations, competitive environment, regulation and availability of resources. Such forward-looking statements include those that express plans, anticipation, intent, contingency, goals, targets or future development and/or otherwise are not statements of historical fact. These forward-looking statements are based on our current expectations and projections about future events and they are subject to risks and uncertainties known and unknown that could cause actual results and developments to differ materially from those expressed or implied in such statements.

In some cases, you can identify forward-looking statements by terminology, such as “expects,” “anticipates,” “intends,” “estimates,” “plans,” “believes,” “seeks,” “may,” “should”, “could” or the negative of such terms or other similar expressions. Accordingly, these statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus or incorporated herein by reference.

You should read this prospectus and the documents we have incorporated by reference or filed as exhibits to the registration statement, of which this prospectus is part, completely and with the understanding that our actual future results may be materially different from what we expect. You should not assume that the information contained in this prospectus or any prospectus supplement or free writing prospectus is accurate as of any date other than the date on the front cover of those documents, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security.

Risks, uncertainties and other factors that may cause our actual results, performance or achievements to be different from those expressed or implied in our written or oral forward-looking statements may be found in this prospectus under the heading “Risk Factors” and in our Annual Report on Form 10-K for the year ended December 31, 2018 under the headings “Risk Factors” and “Business,” as updated in our Quarterly Report(s) on Form 10-Q.

Forward-looking statements speak only as of the date they are made. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of the information presented in this prospectus and incorporated herein by reference, and particularly our forward-looking statements, by these cautionary statements.

PROSPECTUS SUMMARY

The following summary highlights certain of the information contained elsewhere in or incorporated by reference into this prospectus. Because this is only a summary, however, it does not contain all the information you should consider before investing in our securities and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information included elsewhere in or incorporated by reference into this prospectus. Before you make an investment decision, you should read this entire prospectus carefully, including the risks of investing in our securities discussed under the section of this prospectus entitled “Risk Factors” and similar headings in the other documents that are incorporated by reference into this prospectus. You should also carefully read the information incorporated by reference into this prospectus, including our financial statements, and the exhibits to the registration statement of which this prospectus is a part.

Unless the context otherwise requires, references to “we,” “our,” “us,” “Trovagene” or the “Company” in this prospectus mean Trovagene, Inc.

Overview

We are a clinical-stage, oncology therapeutics company, taking a Precision Cancer Medicine™ (PCM) approach to develop drugs that target mitosis (cell division) for the treatment of various cancers including prostate, colorectal and leukemia.  By integrating a biomarker strategy into our development programs, we will be able to identify patients more likely to respond to treatment.

On March 15, 2017, we announced that we licensed onvansertib, a PLK1 inhibitor, from Nerviano, pursuant to a license agreement with Nerviano dated March 13, 2017. This exclusive, world-wide license agreement includes 3 issued patents for onvansertib which cover composition of matter, salt forms of onvansertib and combination of onvansertib with other drugs. Onvansertib was developed to have high selectivity to PLK1 (at low nanomolar IC50 levels), to have ideal pharmacokinetics, including oral bioavailability and administration and a drug half-life of approximately 24 hours, allowing for flexible dosing and scheduling, and is well tolerated and safe with only mild- to moderate side effects reported to-date. A Phase 1 safety study of onvansertib has been successfully completed in patients with advanced metastatic solid tumors and published in 2017 in Investigational New Drugs. We currently have three active clinical trials: a Phase 2 open-label clinical trial of onvansertib in combination with abiraterone acetate (Zytiga®) and prednisone in patients with metastatic Castration-Resistant Prostate Cancer (“mCRPC”), being conducted at Beth Israel Deaconess Medical Center (“BIDMC”), Dana-Farber Cancer Institute (“DFCI”), and Massachusetts General Hospital (“MGH”); a Phase 1b/2 open-label clinical trial of onvansertib in combination with FOLFIRI and Avastin® in patients with mCRC with a KRAS mutation, being conducted at USC Norris Comprehensive Cancer Center and The Mayo Clinic; and a Phase 1b/2 open-label clinical trial of onvansertib in combination with standard-of-care chemotherapy in patients with AML, being conducted at eight sites across the U.S.

Onvansertib is a first-in-class, third-generation, oral and highly-selective PLK1 inhibitor with demonstrated antitumor activity in different preclinical models. Polo-like kinase family consists of 5 members (PLK1-PLK5) and they are involved in multiple functions in cell division, including the regulation of centrosome maturation, checkpoint recovery, spindle assembly, cytokinesis, apoptosis and many others. PLK1 is essential for the maintenance of genomic stability during cell division. The over-expression of PLK1 can lead to immature cell division followed by aneuploidy and cell death, a hallmark of cancer. PLK1 is over-expressed in a wide variety of leukemias/lymphomas and solid tumor cancers, including acute myeloid leukemia, non-Hodgkin lymphoma, prostate, lung, breast, ovarian, colorectal and adrenocortical carcinoma. In addition, several studies have shown that over-expression of PLK1 is associated with poor prognosis. Blocking the expression of PLK1 by kinase inhibitors, such as onvansertib, can effectively inhibit growth of, and induce, tumor cell death.

Studies have shown that inhibition of polo-like-kinases can lead to tumor cell death, including a Phase 2 study in Acute Myeloid Leukemia (“AML”) where response rates with a prior PLK inhibitor of up to 31% were observed when used in conjunction with a standard therapy for AML (low-dose cytarabine (“LDAC”)) versus a 13.3% response rate with LDAC alone. We believe the more selective nature of onvansertib to PLK1, its 24-hour half-life and oral bioavailability, as well as its demonstrated safety and tolerability, with only mild- to moderate side effects reported, may prove useful in addressing clinical therapeutic needs across a variety of cancers.

Onvansertib has been tested in-vivo in different xenograft and transgenic models suggesting tumor growth inhibition or tumor regression when used in combination with other therapies. Onvansertib has been tested for antiproliferative activity on a panel of 148 tumor cell lines and appeared highly active with an IC50 (a measure concentration for 50% target inhibition) below 100 nM in 75 cell lines and IC50 values below 1 uM in 133 out of 148 cell lines. Onvansertib also appears active in cells expressing multi-drug resistant (“MDR”) transporter proteins and we believe its apparent ability to overcome the MDR transporter resistance mechanism in cancer cells could prove useful in broader drug combination applications.

In in-vitro and in-vivo preclinical studies, synergy (interaction of discrete drugs such that the total effect is greater than the sum of the individual effects) has been demonstrated with onvansertib when used in combination with numerous different chemotherapies, including cisplatin, cytarabine, doxorubicin, gemcitabine and paclitaxel, as well as targeted therapeutics, such as abiraterone acetate (Zytiga®), histone deacetylase (“HDAC”) inhibitors, such as belinostat (Beleodaq®), quizartinib (AC220), a development stage FLT3 inhibitor, and bortezomib (Velcade®). These therapies are used clinically for the treatment of leukemias, lymphomas and solid tumor cancers, including AML, Non-Hodgkin Lymphoma (“NHL”), mCRPC, mCRC, and Triple Negative Breast Cancer (“TNBC”).

We continue to focus on advancing our three active clinical trials with onvansertib in 2019. We have achieved a number of key milestones during the first half of 2019 and anticipate achieving the following milestones throughout 2019:

Phase 1b/2 Trial of Onvansertib in Combination with Either Low-Dose Cytarabine or Decitabine for the Treatment of Acute Myeloid Leukemia

•                                          Complete Phase 1b dose escalation cohorts and identify the recommended Phase 2 dose (“RP2D”) for the Phase 2 continuation trial (dependent upon the number of dose escalation cohorts required to reach the maximum tolerated dose or RP2D of onvansertib).

•                                          Provide top line safety and efficacy data on the combination of onvansertib + LDAC and the combination of onvansertib + decitabine in patients treated through the end of 2019.

•                                          Present data from the AML trial at key oncology conferences, including the American Society of Hematology (“ASH”) annual meeting.

•                                          Initiate the Phase 2 segment of the AML trial, which will enroll approximately 32 patients, for continued evaluation of safety and efficacy of onvansertib in combination with either LDAC or decitabine (once the RP2D has been determined in Phase 1b).

Phase 2 Trial of Onvansertib in Combination with Abiraterone Acetate (Zytiga®) and Prednisone for the Treatment of Metastatic Castration-Resistant Prostate Cancer

•                                          Completed enrollment and evaluation of the 3 safety lead-in patients in the second arm (2-week dosing schedule) with onvansertib at 24 mg/m(2) in combination with abiraterone acetate (Zytiga®) and prednisone.

•                                          Provide top line preliminary safety and efficacy data of onvansertib in combination with abiraterone acetate (Zytiga®) and prednisone in patients treated.

•                                          Present data from the mCRPC trial at key oncology conferences throughout 2019 and first quarter of 2020.

Phase 1b/2 Trial of Onvansertib in Combination with FOLFIRI and Bevacizumab (Avastin®) for Second-Line Treatment of Metastatic Colorectal Cancer with a KRAS Mutation

•                                          Complete enrollment of the initial dose level cohort of onvansertib 12 mg/m2.

•                                          Provide top line safety and preliminary efficacy data on the combination of onvnasertib + FOLFIRI + Avastin® in patients treated through the end of 2019.

During 2019, we have advanced our business with the following activities:

•                                          Announced new data presented from the onvansertib Phase 2 study in metastatic castration-resistant prostate cancer at the Asia Pacific Prostate Cancer conference

On August 26, 2019, we announced the presentation of positive clinical data from our ongoing Phase 2 clinical trial of onvansertib in combination with Zytiga® in mCRPC at the 20th Asia-Pacific Prostate Cancer Conference in Melbourne, Australia. These data demonstrate the efficacy of onvansertib in patients showing resistance to Zytiga®, including those with the highly-aggressive and difficult-to-treat androgen receptor variant 7 (AR-V7) tumor.

•                                          Announced ESMO Accepts Trovagene AML Clinical Trial Abstract for Oral Presentation

On July 22, 2019, Trovagene announced the acceptance of three abstracts for presentation at the upcoming European Society for Medical Oncology (ESMO) conference in Barcelona on September 27 to October 1, 2019. The abstract accepted for an oral presentation (Abstract #2411), “Polo-like Kinase Inhibitor, Onvansertib, in Combination with Low-Dose Cytarabine or Decitabine in Patients with Relapsed/Refractory Acute Myeloid Leukemia in Phase 1b,” will be presented by Amer Zeidan, MBBS, MHS, Yale University, and will feature safety and preliminary efficacy data, including patients who achieved a complete response, as well as biomarker data and correlation with treatment response.

•                                          Announced initiation of enrollment for Phase 1b/2 trial in KRAS-mutated metastatic Colorectal Cancer trial at leading cancer centers

On July 9, 2019, we announced the initiation of patient enrollment of our Phase 1b/2 study of onvansertib in combination with FOLFIRI and Avastin® (bevacizumab) for second-line treatment of patients with metastatic Colorectal Cancer (mCRC) with a KRAS mutation.

•                                          Announced research collaboration with Nektar Therapeutics to evaluate the efficacy of the combination of onvansertib and ONZEALDTM in models of colorectal cancer.

On May 23, 2019, we announced we entered into a research collaboration agreement with Nektar Therapeutics to explore the combination of our PLK1 inhibitor, onvansertib, and Nektar’s topoisomerase I inhibitor, ONZEALD, for the treatment of mCRC. Under the collaboration, the two companies will evaluate the antitumor activity and tolerability of the combination of onvansertib and ONZEALD in two (HT29 - BRAF mutant and HCT-116 - KRAS mutant) preclinical tumor models of colorectal cancer.

•                                          Announced Data Demonstrating Significant Synergy of Onvansertib in Combination with Venetoclax in Cell Model of Venetoclax-Resistant AML.

On April 23, 2019, we announced preclinical data that evaluated the effect of combining onvansertib with venetoclax in an AML cell model known to be resistant to venetoclax (Venclexta® - AbbVie). This combination demonstrated synergy (the combined effect of the two drugs is greater than the sum of their individual effects) with a significant decrease in tumor cell viability. This data provides support for clinical evaluation of onvansertib in combination with venetoclax in patients with difficult-to-treat relapsed/refractory AML, for which there are limited treatment options and the prognosis is poor.

•                                         Announced Equity Investments of $4.5 Million at Premium to Market Price from Institutional Investor, Lincoln Park Capital

On April 5, 2019, May 13, 2019 and August 20, 2019, respectively, Trovagene announced that it has entered into definitive purchase agreements with Lincoln Park Capital Fund, LLC (“Lincoln Park”) an existing institutional investor, in which Lincoln Park agreed to purchase in a registered direct offering shares of common stock and pre-funded warrants. In a concurrent private placement, Lincoln Park agreed to purchase warrants to purchase shares of common stock.

•                                          Announced Update to Phase 1b/2 Trial Data Presented at AACR - Additional Patients Achieve Complete Response at Two Highest Dose Levels of Onvansertib.

On April 5, 2019, we announced an update to our Phase 1b/2 trial data presented at AACR on April 1, showing additional patients having achieved complete response at the two highest dose levels of onvansertib. A complete response (2 CR’s and 1 CRi) was achieved in 3 of 6 (50%) of evaluable patients at the highest doses (27mg/m2 and 40 mg/m2 ) of onvansertib in combination with standard-of-care decitabine. Approximately a 90% clinical benefit rate has been demonstrated (CR + PR + SD). No dose-limiting toxicities have been observed to-date.

•                                          Announced Early Data from Phase 2 Trial Indicates Activity of Onvansertib in Prostate Cancer Patients Showing Initial Resistance to Anti-Androgen Therapy.

On April 2, 2019, we announced early data from our ongoing Phase 2 study evaluating onvansertib in combination with Zytiga® in patients with mCRPC. Early prostate specific antigen (“PSA”) response was observed when onvansertib is added to abiraterone (Zytiga®) in 2 of 6 patients to-date; the first patient achieved the primary efficacy endpoint of disease stabilization. The PSA trajectory in the patient achieving the primary efficacy endpoint indicates alteration of the natural history of early signs of resistance to Zytiga®. Patients with observed responses to-date harbor the highly aggressive androgen receptor variant (AR-V7) which is known to be resistant to treatment with Zytiga®.

•                                          Announced Phase 1b/2 Dose Escalation Trial of Onvansertib in Relapsed/Refractory AML Demonstrates Safety, Tolerability and relative Durability with Complete Responses at Highest Dose Levels.

On April 1, 2019, we announced the presentation of new data from our ongoing Phase 1b/2 study evaluating onvansertib in combination with standard-of-care chemotherapy in AML. The greatest anti-leukemic activity has been observed in the onvansertib + decitabine arm, with complete response in 2 (1 CR and 1 CRi) of 4 (50%) evaluable patients from the two highest dose levels. There have been no dose-limiting toxicities observed to-date and two-thirds of patients have completed >2 cycles of treatment, with 2 patients currently on treatment for more than 11 and 5 months, respectively. There has been a significant association observed between biomarker-positive patients and response to onvansertib treatment.

•                                          Announced Presentation Update on Phase 2 Study of Onvansertib in Combination with Zytiga® in Patients with mCRPC at ASCO-GU.

On February 14, 2019, we announced an update on our Phase 2 study of onvansertib in combination with Zytiga® in patients with mCRPC was presented at the Genitourinary Cancers Symposium. The data presented confirmed the safety and tolerability of the combination and the expansion of the trial to include an alternate dosing schedule to maximize observed clinical activity.

•                                          Entered Agreement with PoC Capital, LLC to Fund Clinical Development of Onvansertib in mCRC.

On January 29, 2019, we announced an agreement with PoC Capital, LLC, to fund clinical development of onvansertib in a Phase1b/2 clinical trial in patients with mCRC. We submitted an Investigational New Drug application and protocol to the U.S. Food and Drug Administration (“FDA”) on December 19, 2018, and received a “study may proceed” notification from the FDA on January 16, 2019. The trial will be conducted at two prestigious cancer centers in the U.S.; USC Norris Comprehensive Cancer Center and The Mayo Clinic.

•                                          Announced New Patent Issued for Combination of Onvansertib with Anti-Androgen Drugs to Treat Non-Metastatic and Metastatic Prostate Cancer.

On January 23, 2019, we announced the issuance of a new patent (10,155,006), entitled Combination Therapies and Methods of Use Thereof for Treating Cancer, by the U.S. Patent and Trademark Office (“USPTO”). This patent broadens previously issued patent (9,566,280), by expanding the use of onvansertib to encompass combination therapies with any anti-androgen and androgen antagonist drug, such as Zytiga®, Xtandi® and Erleada® for the treatment of metastatic and non-metastatic castrate-resistant prostate cancer.

Operating Segment and Geographic Information

We operate in one business segment, using one measurement of profitability to manage our business. We do not assess the performance of our geographic regions on measures of revenue or comprehensive income or expense. In addition, all of our principal operations, assets and decision-making functions are located in the U.S. We do not produce reports for, or measure the performance of, our geographic regions on any asset-based metrics. Therefore, geographic information is not presented for revenues or long-lived assets.

Company Information

We were incorporated in the State of Florida on April 26, 2002. On July 2, 2004, we acquired Xenomics, a California corporation, which was in business to develop and commercialize urine-based molecular diagnostics technology. In 2007, we changed our fiscal year end from January 31 to December 31 and in January 2010, we re-domesticated our state of incorporation from Florida to Delaware and our name was changed to Trovagene, Inc. We have trademarks for the name TROVAGENE, TROVAGENE PRECISION CANCER MEDICINE, TROVAGENE ONCOLOGY and PIPELINE WITHIN A MOLECULE. Our principal executive offices are located at 11055 Flintkote Avenue, San Diego, CA 92121, and our telephone number is 858-952-7570. Our website address is www.trovageneoncology.com. The information on our website is not part of this prospectus. We have included our website address as a factual reference and do not intend it to be an active link to our website.

RISK FACTORS

An investment in our common stock involves risks. Prior to making a decision about investing in our common stock, you should consider carefully the risks together with all of the other information contained or incorporated by reference in this prospectus, including any risks in the section entitled “Risk Factors” contained in any supplements to this prospectus and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and in our subsequent filings with the SEC. Each of the referenced risks and uncertainties could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our securities. Additional risks not known to us or that we believe are immaterial may also adversely affect our business, operating results and financial condition and the value of an investment in our securities.

REGISTERED OFFERING AND PRIVATE PLACEMENT OF SECURITIES

On July 13, 2017, we entered into a securities purchase agreement (the “Securities Purchase Agreement”) with certain accredited investors identified on the signature pages thereto (the “Purchasers”) pursuant to which we agreed to issue and sell an aggregate of 85,994 shares of common stock in a registered direct offering (the “Registered Direct Offering”).  In a concurrent private placement, we also agreed, pursuant to the Securities Purchase Agreement, to issue and sell to the Purchasers a warrant to purchase an aggregate 64,496 shares of common stock (the “Warrants”). The exercise price of the Warrants is $101.52 per share and the Warrants will expire on January 19, 2023.

On April 4, 2019, May 10, 2019 and August 20, 2019, we entered into Securities Purchase Agreements (the “Purchase Agreements”) with Lincoln Park Capital Fund, LLC (“LPC”), pursuant to which we offered to LPC, in registered direct offerings, an aggregate of (i) 693,661 shares (the “Shares”) of common stock, par value $0.0001 per share and (ii) 874,322 pre-funded warrants to purchase shares of our common stock.

In concurrent private placements, we also sold to LPC warrants to purchase an aggregate 1,567,983 shares of common stock. The Series B Warrants are exercisable for an aggregate 382,166 shares of common stock beginning on October 5, 2019 at an exercise price of $3.80 per share and will expire 5.5 years following the date of issuance.  The Series D Warrants are exercisable for an aggregate 458,015 shares of common stock beginning on November 13, 2019 at an exercise price of $3.15 per share and will expire 5.5 years following the date of issuance.  The Series F Warrants are exercisable for an aggregate 727,802 shares of common stock beginning on February 22, 2020 at an exercise price of $1.936 per share and will expire 5.5 years following the date of issuance.

USE OF PROCEEDS

We will not receive any of the proceeds from any sale or other disposition of the common stock covered by this prospectus. All proceeds from the sale of the common stock will be paid directly to the selling stockholders. We will receive proceeds upon the cash exercise of the Warrants for which the underlying Warrant shares are being registered hereunder. Assuming full cash exercise of the Warrants, we would receive proceeds of approximately $10.85 million. We currently intend to use the cash proceeds from any Warrant exercise for clinical development, working capital and general corporate purposes.

SELLING STOCKHOLDERS

This prospectus covers the resale, from time to time by the selling stockholders identified below, of up to 1,632,479 shares of our common stock issuable upon exercise of certain warrants held by such selling stockholders.

We will not receive any proceeds from the sale of these shares by the selling stockholders. We will bear all costs relating to the registration of these shares of our common stock. We are registering the shares hereby pursuant to the terms of our agreements with certain stockholders, in order to permit the selling stockholders identified in the table below to offer the shares for resale from time to time.

The table below sets forth certain information regarding the selling stockholders and the shares of our common stock offered by them in this prospectus. The selling stockholders have not had a material relationship with us within the past three years other than as described in the footnotes to the table below or as a result of their acquisition of our shares or other securities. To our knowledge, subject to community property laws where applicable, each person named in the table has sole voting and investment power with respect to the shares of common stock set forth opposite such person’s name.

	Number of Shares				Number of	Number of Shares
	Beneficially Owned				Shares	Beneficially Owned
	Prior to this Offering				Being	After this Offering
Selling Stockholder	Number		Percent (1)		Offered (2)	Number	Percent (1)
Elkhorn Partners Limited Partnership	22,637	(3)		*	969	21,668		*
CVI Investments, Inc.	152,684	(4)	2.4		22,128	130,556	2.1
Sabby Volatility Warrant Master Fund, Ltd.	319,000	(5)	4.9		22,128	319,000	4.9
Hudson Bay Master Fund Ltd.	19,271	(6)		*	19,271	0	—
Lincoln Park Capital Fund, LLC	319,000	(7)	4.9		1,567,983	319,000	4.9

*less than 1%

(1)                                 Percentages are based on 6,182,433 shares outstanding as of August 29, 2019.  Shares of our common stock subject to options, warrants or conversion rights that are currently exercisable or convertible, or exercisable or convertible within 60 days of August 29, 2019 are deemed to be outstanding for the purpose of computing the percentage ownership of the person holding those options, warrants or conversion rights, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2)                                 Assumes all of the shares of common stock registered on the registration statement of which this prospectus is a part are sold in the offering, that shares of common stock beneficially owned by the selling stockholders but not being offered pursuant to this prospectus (if any) are not sold, and that no additional shares of common stock are purchased or otherwise acquired by the selling stockholders.

(3)                                 Consists of shares of common stock issuable upon exercise of warrants.  Alan S. Parson is the sole

Managing Partner of Elkhorn Partners LP and in such capacity holds voting and dispositive power over the securities of the company held by such entity. The address for Elkhorn Partners Limited Partnership is 2222 Skyline Drive, Elkhorn, NE 68022.

(4)                                 Consists of shares of common stock issuable upon exercise of warrants.  Heights Capital Management, Inc. is the authorized agent of CVI Investments, Inc. has discretionary authority to vote and dispose of the shares held by CVI Investments, Inc. and may be deemed to be the beneficial owner of these shares.  Martin Kobinger, in his capacity as Investment Manager of Heights Capital Management, Inc. may also be deemed to have investment discretion and voting power over the shares held by CVI Investments, Inc. Mr. Kobinger disclaims any such beneficial ownership of the shares.  The address for CVI Investments, Inc. is c/o Heights Capital Management, 101 California Street, Suite 3250, San Francisco, CA 94111.

(5)                                 Consists of shares of common stock issuable upon exercise of warrants.  Does not include 606,804 shares of common stock issuable upon exercise of warrants with a 4.9% beneficial ownership limitation.  Sabby Management, LLC serves as the investment manager of Sabby Volatility Warrant Master Fund, Ltd., or Sabby Volatility, and has shared voting and investment power over the shares beneficially owned by Sabby Volatility. Shares held by Sabby Volatility may be deemed to be indirectly beneficially owned (as defined under Rule 13d-3 promulgated under the Exchange Act) by Sabby Management, LLC. Sabby Management, LLC disclaims beneficial ownership of such shares, except to the extent of any pecuniary interest therein. Hal Mintz is the Manager of Sabby Management, LLC. Shares held by this entity may be deemed to be indirectly beneficially owned (as defined under Rule 13d-3 promulgated under the Exchange Act) by Mr. Mintz. Mr. Mintz disclaims beneficial ownership of such shares, except to the extent of any pecuniary interest therein.  The address of Sabby Management, LLC and Hal Mintz is 10 Mountainview Road, Suite 205, Upper Saddle River, New Jersey 07458.

(6)                                 Consists of shares of common stock issuable upon exercise of warrants.  Hudson Bay Capital Management LP, the Investment Manager of Hudson Bay Master Fund Ltd. has voting and dispositive power over the securities of the company held by such entity. Sander Gerber is the Managing Member of Hudson Bay Capital GP LLC, which is the General Partner of Hudson Bay Capital Management LP. Each of Hudson Bay Master Fund Ltd and Sander Gerber disclaim beneficial ownership over the securities held by such entity.  The address for Hudson Bay Master Fund Ltd. is c/o Hudson Bay Capital Management LP, 777 Third Avenue, 30th Floor, New York 10017.

(7)                                 Consists of (i) 280,000 shares of common stock, (ii) 12,731 shares of common stock issuable upon exercise of December 19, 2017 warrants, (iii) 200,000 shares of common stock issuable upon exercise of June 12, 2018 warrants, (iv) 382,166 shares of common stock issuable upon exercise of Series B warrants, (v) 458,015 shares of common stock issuable upon exercise of Series D warrants, (vi) 253,058 shares of common stock issuable upon exercise of pre-funded Series E warrants and (vii) 727,802 shares of common stock issuable upon exercise of Series F warrants.  Does not include 2,003,772 shares of common stock issuable upon exercise of warrants with a 4.9% beneficial ownership limitation.  Joshua Scheinfeld and Jonathan Cope, the principals of Lincoln Park are deemed to be beneficial owners of all the shares of common stock owned by Lincoln Park.  Messrs. Scheinfeld and Cope have shared voting and disposition power over the shares being offered.  The address for Lincoln Park Capital Fund, LLC is 440 North Wells, Suite 410, Chicago, IL 60654.

DESCRIPTION OF SECURITIES

General

We are authorized to issue up to 150,000,000 shares of common stock, $0.0001 par value per share, and 20,000,000 shares of preferred stock, $0.001 par value per share.

As of August 29 2019, a total of 6,182,433 shares of our common stock were issued and outstanding, 60,600 shares of our Series A Convertible Preferred Stock were issued and outstanding.

Common Stock

The holders of our common stock are entitled to one vote per share. Our certificate of incorporation does not provide for cumulative voting. The holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared by our board of directors out of legally available funds; however, the current policy of our board of directors is to retain earnings, if any, for operations and growth. Upon liquidation, dissolution or winding-up, the holders of our common stock are entitled to share ratably in all assets that are legally available for distribution. Except for a stockholder who has the right to participate, until August 20, 2020, in any issuance by us of common stock in a subsequent financing up to 50% of the subsequent financing, the holders of our common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock, which may be designated solely by action of our board of directors and issued in the future.

Preferred Stock

The following is a summary of the material terms of our Series A Convertible Preferred Stock. This summary is not complete. The following summary is qualified in its entirety by reference to the Certificate of Designation of the Series A Convertible Preferred Stock, incorporated by reference herein, which has been filed as an exhibit to the registration statement of which this prospectus is a part.

Series A Convertible Preferred Stock

The material terms of the Series A Convertible Preferred Stock consist of:

Dividends. Holders of our Series A Convertible Preferred Stock are entitled to receive cumulative dividends at the rate per share of 4% per annum, payable quarterly on March 31, June 30, September 30 and December 31, beginning with September 30, 2005. Dividends are payable, at our sole election, in cash or shares of Common Stock. As of December 31, 2018 and 2017, we had $341,015 and $316,775, respectively in accrued cumulative unpaid preferred stock dividends, included in accrued liabilities in our consolidated balance sheets, and $24,240 and $24,240 of accrued dividends was recorded during the years ended December 31, 2018 and 2017, respectively.

Voting Rights. Shares of the Series A Convertible Preferred Stock have no voting rights. However, so long as any shares of Series A Convertible Preferred Stock are outstanding, we may not, without the affirmative vote of the holders of the shares of Series A Convertible Preferred Stock then outstanding, (a) adversely change the powers, preferences or rights given to the Series A Convertible Preferred Stock, (b) authorize or create any class of stock senior or equal to the Series A Convertible Preferred Stock, (c) amend its certificate of incorporation or other charter documents, so as to affect adversely any rights of the holders of Series A Convertible Preferred Stock or (d) increase the authorized number of shares of Series A Convertible Preferred Stock.

Liquidation. Upon any liquidation, dissolution or winding-up of our company, the holders of the Series A Convertible Preferred Stock are entitled to receive an amount equal to the Stated Value per share, which is currently $10 per share plus any accrued and unpaid dividends.

Conversion Rights. Each share of Series A Convertible Preferred Stock is convertible at the option of the holder into that number of shares of Common Stock determined by dividing the Stated Value, currently $10 per share, by the conversion price, which at the time of issuance was $928.80 per share.

Subsequent Equity Sales. The conversion price is subject to adjustment for dilutive issuances for a period of 12 months beginning upon registration of the Common Stock underlying the Series A Convertible Preferred Stock. The relevant registration statement became effective on March 17, 2006 and the conversion price was adjusted to $691.20 per share.

Automatic Conversion.   If the price of our Common Stock equals $1,857.60 per share for 20 consecutive trading days, and an average of 116 shares of Common Stock per day are traded during the 20 trading days, we will have the right to deliver a notice to the holders of the Series A Convertible Preferred Stock, requesting the holders to convert any portion of the shares of Series A Convertible Preferred Stock into shares of Common Stock at the applicable conversion price.

Warrants

On July 13, 2017, we issued warrants to purchase up to 64,496 shares of common stock at an exercise price of $101.52 per share, which expire on January 19, 2023. Each holder of a warrant will not have the right to exercise any portion of its warrant if the holder, together with its affiliates, would beneficially own in excess of 4.99% of the number of shares of common stock outstanding immediately after giving effect to such exercise. The exercise price and number of shares of common stock issuable upon the exercise of the warrants will be subject to adjustment in the event of any stock dividends and splits, reverse stock split, recapitalization, reorganization or similar transaction, as described in the warrants.

On April 4, 2019, May 10, 2019 and August 20, 2019, we sold to LPC warrants to purchase an aggregate 1,567,983 shares of common stock. The Series B Warrants are exercisable for an aggregate 382,166 shares of common stock beginning on October 5, 2019 at an exercise price of $3.80 per share and will expire 5.5 years following the date of issuance.  The Series D Warrants are exercisable for an aggregate 458,015 shares of common stock beginning on November 13, 2019 at an exercise price of $3.15 per share and will expire 5.5 years following the date of issuance.  The Series F Warrants are exercisable for an aggregate 727,802 shares of common stock beginning on February 22, 2020 at an exercise price of $1.936 per share and will expire 5.5 years following the date of issuance.

Anti-Takeover Effects of Certain Provisions of our Certificate of Incorporation, Bylaws and the DGCL

Delaware Law

We are subject to Section 203 of the Delaware General Corporation Law. This provision generally prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date the stockholder became an interested stockholder, unless:

•                  prior to such date, the board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•                  upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•                  on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual meeting or special meeting of stockholders and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines a business combination to include:

•                  any merger or consolidation involving the corporation and the interested stockholder;

•                  any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•                  subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•                  any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•                  the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as any entity or person beneficially owning 15% or more of the outstanding voting stock of a corporation, or an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of a corporation at any time within three years prior to the time of determination of interested stockholder status; and any entity or person affiliated with or controlling or controlled by such entity or person.

These statutory provisions could delay or frustrate the removal of incumbent directors or a change in control of our Company. They could also discourage, impede, or prevent a merger, tender offer, or proxy contest, even if such event would be favorable to the interests of stockholders.

Our amended and restated certificate of incorporation and bylaws contain provisions that could have the effect of discouraging potential acquisition proposals or making a tender offer or delaying or preventing a change in control, including changes a stockholder might consider favorable. In particular, our certificate of incorporation and bylaws, as applicable, among other things:

•                  provide our board of directors with the ability to alter our bylaws without stockholder approval; and

•                  provide that vacancies on our board of directors may be filled by a majority of directors in office, although less than a quorum.

Such provisions may have the effect of discouraging a third-party from acquiring us, even if doing so would be beneficial to our stockholders. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by them, and to discourage some types of transactions that may involve an actual or threatened change in control of our Company. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage some tactics that may be used in proxy fights. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our Company outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

However, these provisions could have the effect of discouraging others from making tender offers for our shares that could result from actual or rumored takeover attempts. These provisions also may have the effect of preventing changes in our management.

Disclosure of SEC Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted for directors, officers and persons controlling our Company, we understand that it is the SEC’s opinion that such indemnification is against public policy as expressed in the Securities Act and may therefore be unenforceable.

PLAN OF DISTRIBUTION

The selling security holders, including their transferees, donees, pledgees, assignees and successors-in-interest, may, from time to time, sell, transfer or otherwise dispose of any or all of the shares of common stock offered by this prospectus from time to time on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market price, at varying prices determined at the time of sale or at negotiated prices. The selling security holders may use any one or more of the following methods when selling shares:

•                  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•                  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•                  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•                  an exchange distribution in accordance with the rules of the applicable exchange;

•                  privately negotiated transactions;

•                  settlement of short sales entered into after the date of this prospectus;

•                  broker-dealers may agree with the selling security holders to sell a specified number of the shares at a stipulated price per share;

•                  through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•                  a combination of any of these methods of sale; or

•                  any other method permitted pursuant to applicable law.

The selling security holders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling security holders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. Each selling security holder does not expect these commissions and discounts relating to its sales of shares to exceed what is customary in the types of transactions involved.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the selling security holders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the selling security holders or any other person. We have advised the selling security holders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling security holders and their affiliates. In addition, we will make copies of this prospectus available to the selling security holders for the purpose of satisfying the prospectus delivery requirements of the Securities Act and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

In connection with the sale of our common stock or interests therein, the selling security holders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling security holders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling security holders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to these broker-dealers or other financial institutions of shares offered by this prospectus, which shares these broker-dealers or other financial institutions may resell pursuant to this prospectus (as supplemented or amended to reflect these transactions).

The selling security holders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales. In this event, any commissions received by these broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling security holder has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling security holders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

The selling security holders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

Because selling security holders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the shares by the selling security holders.

LEGAL MATTERS

The validity of the securities being offered by this prospectus will be passed upon for us by Sheppard Mullin Richter & Hampton LLP, New York, New York.

EXPERTS

The consolidated financial statements as of December 31, 2018 and 2017 and for the years then ended incorporated by reference in this prospectus and in the registration statement have been so incorporated in reliance on the reports of BDO USA, LLP, an independent registered public accounting firm (the report on the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern), incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 with the SEC to register resale of shares of our Common Stock being offered by this prospectus.  For further information with respect to us and our Common Stock, please see the registration statement on Form S-1 and the exhibits thereto. In addition, we file annual, quarterly and current reports, proxy statements and other information with the SEC.  The SEC maintains a website, http://www.sec.gov that contains reports, proxy statements and information statements and other information regarding registrants that file electronically with the SEC, including us. Our SEC filings are also available to the public from commercial document retrieval services. Information contained on our website should not be considered part of this prospectus.

You may also request a copy of these filings, at no cost, by writing or telephoning us at: 11055 Flintkote Avenue, San Diego, California, 92121, (858) 952-7570.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference the information and reports we file with it, which means that we can disclose important information to you by referring you to these documents. The information incorporated by reference is an important part of this prospectus. We are incorporating by reference the documents listed below (other than information furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary), which we have already filed with the SEC:

•                  our Annual Report on Form 10-K for the year ended December 31, 2018 filed on March 6, 2019;

•                  our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019 and June 30, 2019, filed on May 7, 2019 and August 8, 2019, respectively;

•                  our definitive proxy statement on Schedule 14A, filed on April 19, 2019;

•                  Our Current Reports on Form 8-K filed January 15, 2019, January 23, 2019, January 29, 2019, January 31, 2019, February 12, 2019, February 14, 2019, February 20, 2019, February 28, 2019, March 4, 2019, March 12, 2019, March 13, 2019, April 1, 2019, April 5, 2019, April 23, 2019, May 13, 2019, May 31, 2019, June 6, 2019, July 9, 2019, July 22, 2019, August 8, 2019, August 15, 2019, August 21, 2019, August 26, 2019 and September 3, 2019; and

•                  the description of our common stock contained in our Registration Statement on Form 8-A filed with the Commission on May 23, 2012.

We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, including those made after the date of the filing of the registration statement of which this prospectus is a part and prior to effectiveness of such registration statement, until we file a post-effective amendment that indicates the termination of the offering of the securities made by this prospectus and will become a part of this prospectus from the respective dates that such documents are filed with the SEC. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated or deemed to be incorporated herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Documents incorporated by reference are available from us, without charge. You may obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone at the following address:

Trovagene, Inc.

11055 Flintkote Avenue

San Diego, CA 92121

Telephone: (858) 952-7570

You also may access these filings on our Internet site at www.trovageneoncology.com. Our web site and the information contained on that site, or connected to that site, are not incorporated into this prospectus or the registration statement of which this prospectus is a part.

1,632,479 Shares

Common Stock

PROSPECTUS

September 10, 2019